Exhibit 99.1

FLEETWOOD REPORTS FISCAL 2005 FOURTH QUARTER

AND FULL YEAR FINANCIAL RESULTS

— Corporate Restructuring Substantially Completed —

Riverside, Calif., July 7, 2005 — Fleetwood Enterprises, Inc. (NYSE:FLE), one of the nation’s largest producers of recreational vehicles and manufactured housing, announced today its financial results for the fiscal 2005 fourth quarter and full year ended April 24, 2005. The Company also announced a significant corporate reorganization, and an addition to its credit line.

Consolidated Results for the Period

For the fourth quarter of fiscal 2005, consolidated revenues from continuing operations declined 12 percent to $560.2 million from $639.7 million in the prior year’s fourth quarter. The Company’s loss from continuing operations was $55.8 million, or $1.00 per diluted share, compared to a loss from continuing operations of $5.4 million, or $0.13 cents per diluted share, in the fourth quarter of the prior year. Last year’s results included non-cash charges of $15.0 million related to the valuation allowance against the Company’s deferred tax asset.

In March 2005, the Company announced that its board of directors authorized management to exit the manufactured housing retail and finance operations and that it would account for these businesses as discontinued operations effective in the 2005 fiscal fourth quarter. The loss from discontinued operations was $64.6 million in the fourth quarter of fiscal 2005, compared with a loss of $12.4 million in the prior year. The loss in fiscal 2005 included a non-cash charge of $51.1 million to record the impairment of assets held for sale at their estimated fair market value less costs to sell.

The net loss for the quarter totaled $120.5 million, or $2.16 per diluted share, compared to a net loss of $17.8 million in the fourth quarter of the prior year.

For fiscal year 2005, consolidated revenues from continuing operations were essentially flat at $2.37 billion, up slightly from $2.36 billion in the prior year. The loss from continuing operations was $72.6 million, or $1.31 per diluted share, compared to income from continuing operations of $17.4 million, or 44 cents per diluted share, in fiscal 2004. The loss from discontinued operations was $88.9 million in fiscal 2005 compared with a loss of $39.6 million in the prior year. The net loss for fiscal 2005 totaled $161.5 million, or $2.92 per diluted share, compared with a net loss of $22.3 million in the prior year.

Quarterly Results by Business Line

Recreational vehicle sales for the quarter declined 21 percent to $381.3 million from $482.7 million in the prior year’s fourth quarter. Motor home revenues decreased 18 percent to $245.8 million and towable sales fell 25 percent to $135.5 million. The negative comparisons were caused by a combination of a softer RV market in the current first calendar quarter compared to a record-setting pace in the prior year, market share declines in towables, and increased promotional activity, the cost of which is netted against sales.

The RV Group incurred an operating loss of $29.8 million in the fourth quarter, compared to an operating profit of $16.5 million in the fourth quarter of the prior year. The motor home division reported an operating loss of $5.2 million, in contrast with operating income of $16.3 million in the fourth quarter of fiscal 2004, while the towable division’s operating loss of $24.6 million compared with a prior year operating profit of $0.3 million.

As a result of overall market share gains and improved demand in certain parts of the country, Fleetwood’s Housing Group revenues for the fourth quarter rose 18 percent to $192.2 million from total manufacturing revenues of $163.6 million in the same period of the prior year.

The Housing Group incurred an operating loss of $7.0 million, compared with operating income of $0.1 million in the prior year. The remainder of the Company’s operating loss of $49.1 million flowed through the corporate segment, and includes unallocated corporate expenses and severance.

Fiscal Year Results by Business Line

Recreational vehicle sales for the full fiscal year declined 7 percent from the prior year to $1.66 billion from $1.78 billion. Motor home revenues declined 1 percent to $1.1 billion and towable sales decreased 17 percent to $562.8 million principally due to declines in towable market share and increased sales incentives as a percentage of sales.

Due to continuing underperformance in the towable division, the RV Group incurred an operating loss of $39.2 million for the year, compared to an operating profit of $58.1 million in the prior year. The loss consisted of operating income of $27.7 million in motor homes, which was more than offset by a loss of $66.9 million in the towable division.

Fleetwood’s Housing Group revenues for fiscal 2005 rose 20 percent to $785.5 million from the prior year’s total manufacturing revenues of $657.4 million. The Housing Group, which now comprises only manufacturing operations, generated operating income of $6.4 million, an improvement from $5.4 million in fiscal 2004.

The remaining operating loss of $10.8 million from corporate and supply operations also compared unfavorably to $15.3 million of operating income in the prior year. Corporate expenses included unallocated general and administrative expenses and expenses related to Fleetwood Vacation Club.

Company Reorganization

Since Elden Smith joined Fleetwood on March 9, 2005, as president and CEO, substantial steps toward flattening and rationalizing the organization have been taken.

“With significant progress toward focusing the Company on its core competency of manufacturing, without the distractions of the retail and finance operations and other costly initiatives, we have begun the process of moving decision making closer to our customers,” Smith said. “We now have distinct profit centers in manufactured housing, motor homes, travel trailers, folding trailers and supply subsidiaries. In addition, the Housing Group has been split into three regions that each have profit and loss responsibility. Each of these divisions has its own product planning, development, design and sales teams. This structure has allowed us to eliminate layers of management, including 11 corporate vice-president level positions, although several executives may be retained in other roles. The number of staff positions at corporate headquarters has also been reduced, as we have curtailed some ancillary projects and outsourced some functions.”

In addition, the Company has consolidated or downsized several production facilities to match production output to retail demand. Altogether, Fleetwood’s employment level was reduced by approximately 9 percent, or 1,200 associates, since the end of the third fiscal quarter.

Additional Funding of Credit Facility

A $22 million term loan, backed by real estate, was added to the Company’s secured credit facility, and funded on Friday, July 1, 2005. This, plus the addition of a $15 million real estate sub-facility to the line’s revolver, enhances the Company’s liquidity and boosts total loan commitments to $212 million. In a related action, the Company posted an $18 million letter of credit from the facility on June 28, 2005, with the 18th Judicial District Court in Sedgwick County, Kansas, to support an appeal in the ongoing Coleman litigation.

Discontinued Operations Update

Fleetwood announced in late March a plan to exit the manufactured housing retail and financial services businesses. Subsequently, discussions were conducted with numerous interested parties and Fleetwood recently entered into active negotiations concerning the possible sale of the majority of the assets of both businesses. The Company has not yet entered into a definitive agreement so will not comment further at the present time. Additional information will be provided either when a definitive agreement is executed or if discussions are terminated. Based upon these discussions and negotiations, however, the Company has now recorded asset impairment charges of $51.1 million in the fourth quarter to reduce the carrying value of assets held for sale to its best estimate of the fair market value of the businesses.

Impact of Changes on First Quarter

“None of our operating divisions performed well this quarter,” Smith said. “We slowed production by rationalizing facilities and our workforce, which adversely affected efficiencies in the short term, but enabled us to bring finished unit inventories in line with current sales volume. A decision to reduce the role of incentives in the compensation of production associates during the third quarter also contributed to higher labor costs in both businesses. The overproduction of recreational vehicles in the second and third quarters continued to impact results in the fourth, exacerbated by the industry slowdown in Class A motor home wholesale shipments and our continued efforts to improve the competitiveness of our travel trailers. The results in our Housing Group were hurt by the geographic disparity in demand, which causes some plants to be running at or near capacity while others are running short work weeks. In addition to the reduced efficiencies that this causes, an unsuccessful attempt during the third quarter to institute a second shift at two of our busiest manufactured housing plants increased expenses related to recruitment and labor costs. Ultimately, the problems inherent in the second-shift “hand-off” resulted in the effort being unwound during the fourth quarter, all of which gave rise to significant incremental costs at these two facilities. On the positive side, we have recently leased a facility in Southern California to add much-needed capacity in this very strong market.

 “The changes that we have made at Fleetwood, eliminating unprofitable initiatives and reorganizing to improve market responsiveness, increase manufacturing efficiency and lower overhead costs, will return our focus to our products and to our customers,” Smith concluded. “I expect to see some of the positive effects of these moves as early as our second quarter. Organizational change is costly, however, and operating income in the first quarter will be impacted by these charges, as well as some of the issues that harmed fourth quarter results, making an operating loss probable.”

Conference Call Information

On Thursday, July 7, 2005, the Company will host a conference call beginning at 1:30 p.m. EDT to review the results of operations for the fourth quarter and the full 2005 fiscal year. The conference call will be broadcast live over the Internet at www.streetevents.com and www.earnings.com. It also will be accessible from the Company’s website, www.fleetwood.com, in the Company Information section. An archive of the call will be available at all three websites shortly after the call concludes.

About Fleetwood

Fleetwood Enterprises, Inc. is a leading producer of recreational vehicles and manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, manufactured housing and supply subsidiary plants. For more information, visit the Company’s website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood’s management as well as assumptions made by, and information currently available to, Fleetwood’s management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood’s 10-K and other SEC filings. These risks and uncertainties include, without limitation, the cyclical nature of both the manufactured housing and recreational vehicle industries; ongoing weakness in the manufactured housing market; continued acceptance of the Company’s products; the potential impact on demand for Fleetwood’s products as a result of changes in consumer confidence levels; the effect of global tensions on consumer confidence; expenses and uncertainties associated with the introduction and manufacturing of new products; the future availability of manufactured housing retail financing, as well as housing and RV wholesale financing; exposure to interest rate and market changes affecting certain of the Company’s assets and liabilities; availability and pricing of raw materials; changes in retail inventory levels in the manufactured housing and recreational vehicle industries; competitive pricing pressures; the ability to attract and retain quality dealers, executive officers and other personnel; the Company’s ability to successfully meet its obligations with respect to Section 404 of the Sarbanes-Oxley Act; and the Company’s ability to obtain financing needed in order to execute its business strategies.

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